Women First HealthCare Reports Second Quarter 2003 Results

•	Company Resumes Pharmaceutical Product Shipments in Third Quarter

San Diego, CA, August 13, 2003 — Women First HealthCare, Inc. (Nasdaq: WFHC) today announced second quarter results that showed marked improvement from the first quarter but continued to be impacted by decisions outlined in the year-end 2002 conference call. The Company reported net revenues of $1.5 million in the second quarter 2003 compared to $12.1 million in the year earlier period. Amounts invoiced by the Company for product shipped totaled $3.8 million in the second quarter 2003 versus $12.9 million in the 2002 quarter. For the six-month period 2003, the Company reported net revenues of $2.9 million versus $21.5 million in the 2002 period. Amounts invoiced for product shipped were $7.9 million and $23.6 million in the six months ended June 30, 2003 and 2002, respectively. The decreases from the prior periods resulted from the adequacy of product already in the distribution channel in 2003 to meet prescription demand.

Operating expenses consisting of marketing and sales expenses, general and administrative expenses and regulatory, research and development expenses for the current quarter totaled $7.0 million as compared to $7.4 million in the prior period. The current quarter’s expenses included $0.8 million for the write-off of pharmaceutical samples and $0.3 million for legal fees associated with restructuring the Company’s senior secured notes. There were no similar charges in the 2002 period. For the current six-month period, operating expenses were $17.6 million compared to $13.5 million in the 2002 period. The increase is primarily the result of sales and marketing expenses related to Vaniqa®, which was acquired at the end of June 2002, and additional spending for legal and auditing fees associated with the current year’s activities. The six- month 2003 results included a product-rights impairment charge of $5.9 million and restructuring expenses of $0.7 million. There were no similar charges in the six-month 2002 period.

The Company reported a second quarter 2003 net loss to common stockholders, after giving effect to financing charges and preferred stock accretion, of $12.6 million, or $0.52 per fully diluted share, as compared to a net profit to common stockholders of $61,000, or $0.00 per share, in the prior year period. For the six months ended June 30, 2003, the Company reported a net loss to common stockholders of $34.1 million, $1.45 per share, as compared to a net profit to common stockholders of $0.3 million, or $0.01 per share, in the prior year period.

Commenting on the results, Edward F. Calesa, Women First chairman, and CEO, said, “The results of the first half of the year reflect the decisions we outlined at year-end – limit sales to the distribution channel, downsize, and restructure the loan covenants. The second half should reflect the decision to resume shipments to our customers, which we did in July, now that the distribution channel is down. We believe the restructuring and downsizing are behind us and that opportunity lies ahead.”

President and COO Michael Sember commented, “I’m here because I believe in the future and the opportunity. We’ve had great success with our hormone therapy patch, Esclim™, with prescription growth of 57% year over year, with 60% fewer sales reps, after being up 109% in 2002. Vaniqa® prescriptions, which were down 66% in the 16 months prior to the initiation of our efforts, have declined less than 10% since the beginning of the year. The success of our relatively small sales force in creating demand for Esclim is the focus of analysis for future activity. Our distribution channel is much improved and product in the distribution channel has been reduced 57% and 49% since year-end for Esclim and Vaniqa, respectively. Our goal for the remainder of the year is to be cash flow positive on an operating basis and to operate within the confines of our debt covenants.”

The Company has disclosed in this release the amount invoiced for product shipped during the second quarter and six months ended June 30, 2003 and 2002. Amounts invoiced for product shipped is an operating measure which in management’s opinion provides investors useful information regarding the Company’s compliance with the “cash revenue” covenant in its amended senior secured notes and enables them to evaluate and perform meaningful comparisons with respect to the Company’s performance and liquidity.

For purposes of the senior secured notes, “cash revenues” are defined as the aggregate amounts invoiced by the Company in return for the shipment of product during such period, net of discounts. However, amounts invoiced for products shipped is not a substitute for net revenue calculated in accordance with generally accepted accounting principles (GAAP) and should be read in conjunction with the GAAP results. Amounts invoiced for product shipped equal net revenues before reserve adjustments for product returns and rebates. The Company has reconciled amounts invoiced for products shipped to net revenue in the table below under the heading “Reconciliation of Amounts Invoiced to Net Revenues.”

Women First HealthCare Reports Second Quarter 2003 Results

2-2-2

The Company’s cash position at June 30, 2003 was $6.7 million, down $2.4 million from $9.1 million at year-end 2002. Stockholders’ equity decreased to $14.9 million at June 30, 2003 from $45.9 million at year-end 2002.

Business Outlook

The Company suspended its fiscal year 2003 guidance in May 2003.

About Women First HealthCare, Inc.

Women First HealthCare, Inc. (Nasdaq: WFHC) is a San Diego-based specialty pharmaceutical company. Founded in 1996, its mission is to help midlife women make informed choices regarding their health care and to provide pharmaceutical products—the Company’s primary emphasis—and lifestyle products to meet their needs. Women First HealthCare is specifically targeted to women age 40+ and their clinicians. Further information about Women First HealthCare can be found online at www.womenfirst.com, About Us and Investor Relations.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Such forward-looking statements are subject to various risks, and Women First HealthCare, Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare, Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) we may not maintain compliance with the new covenant levels established with respect to the senior secured notes; (ii) we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will experience losses in the future; (iii) there is a limited market awareness of our Company and the products and services we offer; (iv) we may not be able to identify appropriate acquisition, licensing, or co-promotion candidates in the future or to take advantage of the opportunities we identify; (v) we and our products face significant competition; (vi) our products may not achieve or maintain market acceptance for a variety of reasons, including as a result of recent research published by the National Cancer Institute and the National Institutes of Health concerning estrogen replenishment therapy and combination estrogen/progestin hormonal replenishment therapy in healthy menopausal women, respectively; (vii) if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases; (viii) we are dependent on single sources of supply for all of the products we offer; (ix) reduced consumer confidence could adversely affect sales by our Consumer Business Division; (x) our third party suppliers and licensors may terminate their agreements with us earlier than we expect, and as a result we may be unable to continue to market and sell the related pharmaceutical products on an exclusive basis or at all;

(xi) if we overestimate demand for our products, we may be required to write off inventories and/or increase our reserves in future periods; (xii) we have incurred significant debt obligations which will require us to make debt service payments in the future; (xiii) potential future impairments of our long-lived assets, including product rights, could adversely affect our future results of operations and financial position; and (xiv) additional factors set forth in the Company’s Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Form 10-Q for the period ended March 31, 2003.

# # #

TABLES TO FOLLOW

WOMEN FIRST HEATLHCARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,702	$9,079
Accounts receivable, net (0% and 2% pledged, respectively)	1,537	16,606
Inventory	1,479	3,703
Prepaid expenses, samples and other current assets	1,385	3,209

Total current assets	11,103	32,597
Property and equipment, net	633	864
Product rights, net of $5,899 impairment reserve at June 30, 2003	69,142	77,432
Intangible assets, net	2,797	2,813
Notes receivable from officers	450	450
Restricted cash	100	100
Debt issuance costs	1,376	1,503
Other assets	2,096	2,224

Total assets	$87,697	$117,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,062	$3,509
Payable to related party	—	772
Accrued salaries, payroll taxes and employee benefits	442	651
Other accrued liabilities	1,067	2,778
Credits due customers	2,937	746
Reserve for product returns, exchanges, rebates and chargebacks	6,205	5,105
Deferred revenue	2,143	2,025
Restructuring charge	37	—
Current portion of long-term debt	3,170	3,018

Total current liabilities	18,063	18,604
Long-term debt, excluding current portion	40,333	39,839
Senior convertible redeemable preferred stock	14,369	13,682
Stockholders’ equity:
Preferred stock	—	—
Common stock	25	22
Treasury stock	(100)	(100)
Additional paid-in capital	123,607	120,486
Accumulated deficit	(108,600)	(74,550)

Total stockholders’ equity	14,932	45,858

Total liabilities and stockholders’ equity	$87,697	$117,983

4

WOMEN FIRST HEATLHCARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Total net revenues	$1,460	$12,085	$2,855	$21,548
Cost of sales – products (including purchases from related party of $21, $74, $163, and $210, respectively)	5,225	3,265	8,899	6,011
Marketing and sales expenses	4,760	5,747	13,142	10,423
General and administrative expenses	2,007	1,495	4,090	2,847
Regulatory, research and development expenses	231	138	375	261
Restructuring charges	—	—	653	—
Impairment of product rights	—	—	5,899	—

Total costs and operating expenses	12,223	10,645	33,058	19,542

Income (loss) from operations	(10,763)	1,440	(30,203)	2,006
Interest and other income	23	86	44	109
Interest expense	(1,553)	(423)	(3,204)	(769)

Net income (loss)	(12,293)	1,103	(33,363)	1,346
Accretion of beneficial conversion feature related to convertible preferred stock		(1,024)		(1,024)
Accretion of stated value of convertible preferred stock	(350)	(18)	(687)	(18)

Net income (loss) available to common stockholders	$(12,643)	$61	$(34,050)	$304

Net income (loss) per share (basic and diluted)	$(0.51)	$0.05	$(1.42)	$0.06

Net income (loss) per share available to common stockholders (basic and diluted)	$(0.52)	$0.00	$(1.45)	$0.01

Weighted average shares used in computing net income (loss) per share:
Basic	24,094	22,866	23,531	22,752

Diluted	24,094	23,885	23,531	23,887

WOMEN FIRST HEALTHCARE, INC.

RECONCILIATION OF AMOUNTS INVOICED TO NET REVENUES

(Unaudited)

(In thousands)

	Three months ended June 30,		Six months ending June 30,
	2003	2002	2003	2002
Total net revenues	$1,460	$12,085	$2,855	$21,548
increases in reserves for product returns, rebates and chargebacks	2,352	815	5,020	2,063

Amounts invoiced for product shipped	$3,812	$12,900	$7,875	$23,611

6